UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 26, 2016

Rackspace Hosting, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34143	74-3016523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Fanatical Place

City of Windcrest

San Antonio, Texas 78218

(Address of principal executive offices, including zip code)

(210) 312-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On August 26, 2016, Rackspace Hosting, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Inception Parent, Inc. (“Parent”) and Inception Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

The Board of Directors of the Company (the “Board”) unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and its stockholders, and approved the Merger Agreement and the transactions contemplated thereby, and unanimously resolved to recommend that the Company’s stockholders vote to adopt and approve the Merger Agreement and the Merger.

At the effective time of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issued and outstanding as of immediately prior to the effective time of the Merger (other than shares of Common Stock (1) held by the Company as treasury stock, owned by Parent or Merger Sub, or owned by any direct or indirect wholly owned subsidiary of the Company, Parent or Merger Sub or (2) held by stockholders who have properly and validly made a demand for appraisal under Delaware law and have not withdrawn or otherwise lost such right to appraisal) will be cancelled and automatically converted into the right to receive cash in an amount equal to $32.00 per share, without interest (the “Per Share Price”).

At the effective time of the Merger, each right to receive shares of Common Stock or benefits measured by the value of a number of shares of Common Stock granted under a Company stock plan or benefit plan (each, a “Company Stock-Based Award”), other than Company Options (as defined below), outstanding as of immediately prior to the effective time of the Merger, to the extent vested and, if applicable, unexercised, will be cancelled and converted into a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (1) the Per Share Price less the exercise price per share, if any, attributable to such Company Stock-Based Award by (2) the total number of shares of Common Stock subject to such Company Stock-Based Award (the “Company Stock-Based Award Consideration”) (such treatment of such Company Stock-Based Awards, the “Vested Stock-Based Award Treatment”).  Parent will not assume, substitute or convert any Company Stock-Based Award that is outstanding, and, if applicable, unexercised, as of immediately prior to the effective time of the Merger and that is held by a non-employee member of the Board.

At the effective time of the Merger, each Company Stock-Based Award outstanding as of immediately prior to the effective time of the Merger, to the extent subject to vesting conditions based solely on continued employment or service to the Company or any of its subsidiaries and, if applicable, unexercised, will be cancelled and converted into a right to receive an amount in cash, without interest, equal to the Company Stock-Based Award Consideration, payable in semi-annual installments for up to approximately three years from the effective time of the Merger depending on the original vesting schedule of the corresponding Company Stock-Based Award (such treatment of such Company Stock-Based Awards, the “Unvested Stock-Based Award Treatment”).  The receipt of the Unvested Stock-Based Award Treatment generally is subject to the recipient’s continued employment following the effective time of the Merger, except that any then-unpaid portion of a recipient’s Company Stock-Based Award Consideration will become immediately payable if such recipient’s termination of employment (whenever occurring) is either (1) without Cause (as defined in the Company’s 2007 Long-Term Incentive Plan) or (2) for Good Reason (as defined in either (a) the Severance Plan (as defined below), if the recipient is a participant in the Severance Plan as of immediately prior to such employee’s termination date or (b) an effective employment agreement between such employee and the Company, the surviving corporation or their affiliates in all other cases).

For any Company Stock-Based Award, the vesting of which is conditional in whole or in part on the achievement of performance goals during a performance period that is still outstanding as of the date of the Merger Agreement (each, a “Performance Company Stock-Based Award”), that was granted (1) after August 22, 2013, the applicable performance metrics will be deemed to have been satisfied as to 100% of the target number of shares of Common Stock subject to such Performance Company Stock-Based Award as of immediately prior to the effective time of the Merger, regardless of when the performance period ends, with each such Performance Company Stock-Based Award that was granted (a) prior to December 1, 2015, subject to the Vested Stock-Based Award Treatment and (b) on or after December 1, 2015, subject to the Unvested Stock-Based Award Treatment and (2) on August 22, 2013, such Performance Company Stock-Based Award will be treated in accordance with its terms.

At the effective time of the Merger, each option to purchase shares of Common Stock outstanding pursuant to any Company stock plans (a “Company Option”) outstanding and unexercised as of immediately prior to the effective time of the Merger, whether vested or unvested, will be cancelled and converted into a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (1) the Per Share Price less the exercise price per share of such Company Option by (2) the total number of shares of Common Stock issuable upon exercise in full of such Company Option, subject to withholding for all required taxes. With respect to any Company Options, whether vested or unvested, for which the exercise price per share attributable to such Company Options is equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in exchange for such cancellation.

Pursuant to an equity commitment letter dated August 26, 2016, certain funds managed by affiliates of Apollo Global Management, LLC (collectively, the “Apollo Funds”) have committed to provide Parent on the terms and subject to the conditions set forth in the equity commitment letter, at the effective time of the Merger, with an equity contribution of up to $1.707 billion.

The closing of the Merger is subject to a condition that the Merger Agreement be adopted by the affirmative vote of the holders of a majority of all of the outstanding shares of the Common Stock entitled to vote thereon at such meeting (the “Company Stockholder Approval”). Consummation of the Merger is subject to certain additional conditions, including (1) the expiration or termination of any waiting periods or receipt of any requisite consents applicable to the consummation of the Merger under certain antitrust and competition laws and (2) the absence of any law or order restraining, enjoining or otherwise prohibiting the Merger. Each of Parent’s and the Company’s obligation to consummate the Merger is also subject to certain additional customary conditions, including (1) subject to specific standards, the accuracy of the representations and warranties of the other party, (2) performance in all material respects by the other party of its covenants and obligations under the Merger Agreement and (3) in the case of Parent only, the absence of a material adverse effect with respect to the Company.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries prior to the closing of the Merger. The Company is also subject to customary restrictions on its ability to solicit acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, after entering into the Merger Agreement and prior to the receipt of the approval of the Merger from the Company’s stockholders, the solicitation restrictions are subject to a customary “fiduciary out” provision that allows the Company, under certain circumstances, to provide information relating to the Company and its subsidiaries to, and participate or engage in discussions or negotiations with, third parties that have made or delivered to the Company an acquisition proposal that was not solicited in breach of the solicitation restrictions if the Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal either constitutes, or is reasonably likely to lead to, a superior proposal and that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $112 million. Specifically, if the Merger Agreement is terminated by (1) Parent, if the Board changes its recommendation with respect to the Merger or (2) the Company, if the Board authorizes the acceptance of a superior proposal and such proposal was not solicited in breach of the solicitation restrictions, then, in each case, the termination fee will be payable by the Company to Parent upon termination. The termination fee will also be payable in certain circumstances if (1) the Merger Agreement is terminated because of the Company’s (a) failure to obtain the Company Stockholder Approval or (b) material breach of its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied, (2) prior to such termination (but after the date of the Merger Agreement) a proposal to acquire at least 50% of the Company’s stock or assets is publicly announced or disclosed by a third party and (3) the Company subsequently consummates, or enters into a definitive agreement providing for, a transaction involving the acquisition of at least 50% of its stock or assets within one year of such termination. The Company will be required to reimburse Parent for up to $5.5 million of its expenses if the Merger Agreement is terminated because the Company materially breaches its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied.

Upon termination of the Merger Agreement under other specified circumstances, Parent will be required to pay the Company a termination fee of $253 million. Specifically, if the Merger Agreement is terminated by the Company if (1) Parent fails to consummate the Merger despite the satisfaction or waiver of all mutual conditions and the conditions of Parent and Merger Sub, or (2) Parent or Merger Sub breaches or fails to perform in any material respect its representations, warranties or covenants and such breach or failure to perform is the primary cause of the failure to satisfy the related closing conditions, then, in each case, the termination fee will be payable by Parent to the Company upon termination. The Apollo Funds have provided the Company with a limited guarantee in favor of the Company (the “Limited Guarantee”). The Limited Guarantee guarantees, among other things, the payment of the termination fee payable by Parent.

The Merger Agreement also provides that the Company, on one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the others’ obligations under the Merger Agreement, except that the Company may only cause Parent to close the Merger and the Apollo Funds to provide equity financing if certain conditions are satisfied, including the funding or availability of the debt financing.

In addition to the foregoing termination rights, and subject to certain limitations, each of the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by February 26, 2017.

In connection with the execution of the Merger Agreement, Parent has entered into a voting agreement (the “Voting Agreement”) with Graham Weston, the Company’s Co-Founder and Chairman of the Board, who holds approximately 15% of the outstanding shares of Common Stock. Under the Voting Agreement, Mr. Weston agreed, during the term of the Voting Agreement, to vote his shares of Common Stock (1) for the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (2) in favor of any proposal to adjourn or postpone a meeting of the stockholders to a later date if there are not a sufficient number of votes to adopt the Merger Agreement and (3) against (a) any action or proposal in favor of an acquisition proposal (without regard to the terms of such acquisition proposal), (b) any action, proposal, transaction or agreement that would (i) reasonably be expected to result in a material breach of or failure to perform any representation, warranty, covenant or agreement of the Company under the Merger Agreement or (ii) prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated by the Merger Agreement, including the Merger or (c) except as expressly contemplated by the Merger Agreement, any change in any manner to the voting rights of any stockholders.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1, and is incorporated into this report by reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and

•                  should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•                  may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•                  may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•                  were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with entering into the Merger Agreement, the Company adopted a Senior Executive Change of Control and Severance Plan (the “Severance Plan”) pursuant to which the Company’s named executive officers and certain other executives are eligible to receive severance benefits, in each case subject to the individual signing a participation agreement and in lieu of any other severance payments and benefits. Generally, if a Severance Plan participant’s employment with the Company (or any parent or subsidiary of the Company) is terminated on or within 24 months following the consummation of a “Change of Control” (as defined in the Severance Plan) either by the Company (or any parent or subsidiary of the Company) other than for Cause (as defined in the Severance Plan), death, or Disability or by the participant for Good Reason (as such terms are defined in the Severance Plan), then the Severance Plan provides for (1) severance payments equal to (a) the sum of the participant’s base salary plus his or her target bonus, each as in effect immediately prior to the participant’s termination or immediately prior to the Change of Control (whichever is greater), multiplied by (b) 250% for Taylor Rhodes, 200% for all executives other than Mr. Rhodes and Tiffany Lathe, or 100% for Ms. Lathe, payable ratably over a period of 30 months, 24 months or 12 months, respectively, in accordance with the Company’s payroll practices, (2) a pro-rated portion (based on the number of days of employment in the fiscal year of the participant’s termination) of the actual annual performance bonus that the participant would otherwise be entitled to receive based on the actual level of achievement of the applicable performance objectives for the fiscal year of termination, payable in a lump sum at the same time as bonuses for such fiscal year are paid to similarly situated employees, (3) a lump sum cash payment equal to the cost of continued health benefits for a period of 24 months for Mr. Rhodes, 18 months for all executives other than Mr. Rhodes and Ms. Lathe, or 12 months for Ms. Lathe and (4) outplacement assistance of up to $25,000 for each of the year of the participant’s termination of employment and the following year. In order to receive severance benefits under the Severance Plan, a participant must timely execute and not revoke a release of claims in favor of the Company and comply with cooperation, non-solicitation, non-disparagement and non-competition obligations for a specified period following his or her termination.  In addition, the Severance Plan provides that, if any payment or benefits to a Severance Plan participant (including the payments and benefits under the Severance Plan) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would therefore be subject to an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax, or (2) not reduced, whichever, after taking into account all applicable federal, state and local income taxes and the excise tax, results in the participant’s receipt, on an after-tax basis, of the greater payments and benefits.

If the Merger is consummated, the Company’s common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

The foregoing description of the Severance Plan is qualified in its entirety by reference to the full text of the Severance Plan, a copy of which is attached as Exhibit 10.1, and is incorporated into this report by reference.

Item 5.03.                                        Amendments to Articles of Incorporation or Bylaws.

In connection with entering into the Merger Agreement, the Board approved an amendment to the Amended and Restated Bylaws of the Company (the “Bylaw Amendment”). The Bylaw Amendment amends the bylaws to include a forum selection clause that establishes the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal claims and actions, unless the Company consents in writing to the selection of an alternate forum. The foregoing description of the Bylaw Amendment is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Bylaw Amendment, a copy of which is filed as Exhibit 3.1, and is incorporated into this report by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of August 26, 2016, by and among Rackspace Hosting, Inc., Inception Parent, Inc. and Inception Merger Sub, Inc.*
3.1	Amendment to the Amended and Restated Bylaws of the Rackspace Hosting, Inc.
10.1	Rackspace Hosting, Inc. Senior Executive Change of Control and Severance Plan**

*Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Rackspace Hosting, Inc. agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

** Indicates a management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACKSPACE HOSTING, INC.

By:	/s/ William Alberts
William Alberts
General Counsel — US, Senior Vice President and Secretary

Date:  August 30, 2016

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of August 26, 2016, by and among Rackspace Hosting, Inc., Inception Parent, Inc. and Inception Merger Sub, Inc.*
3.1	Amendment to the Amended and Restated Bylaws of the Rackspace Hosting, Inc.
10.1	Rackspace Hosting, Inc. Senior Executive Change of Control and Severance Plan**

*Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Rackspace Hosting, Inc. agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

** Indicates a management contract or compensatory plan or arrangement.